Pricing Supplement No. 28               Rule 424 (b) (2)
DATED:  12/5/95                Registration No. 33-56839
(To Prospectus Supplement dated January 17, 1995, including the Prospectus dated December 21, 1994)


$900,000,000
USL CAPITAL CORPORATION
MEDIUM-TERM NOTES, SERIES D
Due from Nine Months to 30 Years from Date of Issue


Floating Rate Note [x]    % Fixed Rate Note  [ ]
Global Security:   [x]    Yes [ ]   No [ ]
Principal Amount:  $25,000,000
Settlement Date:   12/8/95   Maturity Date:  12/8/99
Interest Accrual Date:  12/8/95

New Maturity Date(s): N/A     Notice of Renewal Date(s): N/A

Issue Price:   100%

Specified Currency: U.S. Dollars
Exchange Rate Agent: N/A
Historical Exchange Rate: N/A
Redemption Dates: N/A
Redemption Price(s): N/A
Authorized Denominations (if other than denominations of $1,000 and integral multiples of $1,000 in excess thereof in U.S. Dollars): N/A

Repayment Date(s): N/A
Repayment Price(s): N/A
Interest Payment Period:   Quarterly
Interest Payment Dates:    8th day of March, June, September, December


(Only applicable to Floating Rate Notes)
Initial Interest Rate:   To be calculated as if 12/8/95 were an Interest
                         Reset Date

Index Maturity:     3-Month
Base Rate(s):       Libor
If LIBOR, Designated LIBOR Page:
     [  ] LIBOR Reuters
     [x ] LIBOR Telerate
Index Currency:
Interest Reset Period:  Quarterly
Interest Reset Dates:   8th day of March, June, September, December

Spread (plus or minus): +.27%
Spread Multiplier:
Maximum Interest Rate:
Minimum Interest Rate:
Calculation Agent:   As provided in the Prospectus Supplement

Original Issue Discount Note:
[  ]  Yes      [x]  No
(Only Applicable to Original Issue Discount Notes):
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period OID:
Method to Determine Yield to Maturity and Initial Accrual Period OID:

Trade Date:    12/5/95
Name of Agent: Salomon Brothers Inc
Agent's Discount or Commission:       $75,000
Net Proceeds to Company:          $24,925,000

[x] Agent is Acting as Agent for the Sale of Notes by the Company at a Price to the Public of [x] 100% of Principal Amount
     [ ]  ___% of Principal Amount

[ ] Agent is Purchasing Notes from the Company as Principle for Resale to investors and Other Purchasers at:
     [  ] a fixed initial public offering price of
          100% of the Principal Amount
     [  ] a fixed initial public offering price of
          ___% of the Principal Amount
     [ ] varying prices relating to prevailing market prices at time of resale to be determined by Agent

Cusip Number:  90330QBD5

Additional Terms:   See Prospectus Supplement below.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT, OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

______________________________________________________________
      Price to                                 Proceeds to
      Public              Commission (1)       Company (1)(2)
______________________________________________________________

Per Note.........100.00%      .300%              99.700%
______________________________________________________________

Total..........$25,000,000     $75,000           $24,925,000
______________________________________________________________


(1) The Company has appointed Salomon Brothers Inc as its agent in connection with the Notes offered hereby and will pay a commission to Salomon Brothers, Inc. in the form of a discount equal to .300% of the principal amount of the Notes. The Company has agreed to indemnify Salomon Brothers Inc against certain liabilities, including liabilities under the Securities Act of 1933.
                          ______________________

(2) Before deducting other expenses payable by the Company estimated to be $15,800.

     For purposes of the accompanying Prospectus Supplement and
Prospectus, references to the Agents shall be deemed to include
Salomon Brothers Inc, unless the context requires otherwise, except that Orrick Herrington & Sutcliffe is not acting as counsel to Salomon Brothers, Inc.
                           ______________________

                            SALOMON BROTHERS INC